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TEMPUR SEALY REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2016 RESULTS
- Issues Financial Guidance for 2017

LEXINGTON, KY, February 16, 2017 - Tempur Sealy International, Inc. (NYSE: TPX) today announced financial results for the fourth quarter and year ended December 31, 2016. The Company also issued financial guidance for the full year 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	% Change	% Change Constant Currency(1)	2016	2015	% Change	% Change Constant Currency(1)
Net sales	$769.5	$767.3	0.3%	1.7%	$3,127.3	$3,151.2	(0.8)%	0.7%
Net income (loss)	63.4	(11.3)	661.1%	671.7%	202.1	73.5	175.0%	184.4%
EPS	1.12	(0.18)	722.2%	733.3%	3.38	1.17	188.9%	199.1%
Adjusted EPS(1)	1.18	0.99	19.2%	21.2%	4.05	3.19	27.0%	30.7%
EBITDA(1)	130.1	115.1	13.0%	14.6%	510.8	388.9	31.3%	34.1%
Adjusted EBITDA(1)	137.9	132.7	3.9%	5.3%	521.6	455.8	14.4%	16.8%

FOURTH QUARTER 2016 FINANCIAL SUMMARY

•
Total net sales increased 0.3% to $769.5 million from $767.3 million in the fourth quarter of 2015. On a constant currency basis(1), total net sales increased 1.7%, with an increase of 1.9% in the North America business segment and an increase of 0.9% in the International business segment.

•	Gross margin under U.S. generally accepted accounting principles ("GAAP") was 41.5% as compared to 40.8% in the fourth quarter of 2015.

•
GAAP net income was $63.4 million as compared to a net loss of $(11.3) million for the fourth quarter of 2015. In the fourth quarter of 2015, the Company recorded a $60.7 million tax charge related to its Danish tax matter. Adjusted net income(1) increased 6.1% to $66.5 million as compared to adjusted net income of $62.7 million in the fourth quarter of 2015.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 13.0% to $130.1 million as compared to $115.1 million for the fourth quarter of 2015. Adjusted EBITDA(1) increased 3.9% to a record $137.9 million as compared to adjusted EBITDA(1) of $132.7 million in the fourth quarter of 2015.

•
GAAP operating income increased 17.1% to $107.5 million, or 14.0% of net sales, as compared to $91.8 million, or 12.0% of net sales, in the fourth quarter of 2015. Operating income in the fourth quarter of 2016 included $8.3 million of restructuring costs and $3.8 million of benefit related to performance-based stock compensation. Operating income in the fourth quarter of 2015 included $19.4 million of restructuring costs, executive management transition, integration and other costs. Adjusted operating income(1) was $112.0 million, or 14.6% of net sales, as compared to adjusted operating income of $111.2 million, or 14.5% of net sales, in the fourth quarter of 2015.

•
GAAP earnings per diluted share ("EPS") was $1.12 as compared to a loss of $(0.18) in the fourth quarter of 2015. Adjusted EPS(1) increased 19.2% to $1.18, as compared to adjusted EPS of $0.99 in the fourth quarter of 2015.

•
During the fourth quarter of 2016, the Company repurchased 3.5 million shares of its common stock for a total cost of $215.3 million. As of December 31, 2016, the Company had approximately $67 million available under its existing share repurchase authorization.

•
The Company ended the fourth quarter of 2016 with consolidated funded debt less qualified cash(1) of $1.9 billion. In addition, leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(1) was 3.60 times, with no significant off balance sheet liability.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "Overall the worldwide markets for our products are solid and the Team remains focused on our long-term initiatives. Our fourth quarter adjusted EPS growth of 19% is evidence of the strength of Company's Brands, and business model, even against a relatively muted bedding industry."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

FULL YEAR 2016 FINANCIAL SUMMARY

•
Total net sales decreased 0.8% to $3,127.3 million from $3,151.2 million in 2015. On a constant currency basis(1), total net sales increased 0.7%, with growth in both the North America and International business segments.

•	GAAP gross margin was 41.9% as compared to 39.6% in 2015. Adjusted gross margin(1) was 41.9% as compared to 40.1% in 2015.

•	GAAP net income was $202.1 million as compared to $73.5 million in 2015. Adjusted net income(1) was $242.4 million as compared to $199.9 million in 2015.

•	EBITDA(1) increased 31.3% to $510.8 million as compared to $388.9 million in 2015. Adjusted EBITDA(1) increased 14.4% to a record $521.6 million as compared to $455.8 million in 2015.

•
GAAP operating income increased 34.4% to $415.5 million, as compared to $309.1 million in 2015. Adjusted operating income(1) was $425.0 million, or 13.6% of net sales, as compared to $373.8 million, or 11.9% of net sales, in 2015.

•
GAAP EPS was $3.38 as compared to $1.17 in 2015. Adjusted EPS(1) increased 27.0% to a record $4.05 as compared to adjusted EPS of $3.19 in 2015. On a constant currency basis, adjusted EPS increased 30.7%.

•	Operating cash flow for the full year 2016 was $165.5 million compared to $234.2 million in 2015.

Fourth Quarter Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 1.9% to $623.4 million from $611.6 million in the fourth quarter of 2015. On a constant currency basis(1), North America net sales increased 1.9%. GAAP gross margin was 39.4% as compared to 38.7% in the fourth quarter of 2015. GAAP operating margin was 16.5% as compared to 15.5% in the fourth quarter of 2015, driven primarily by gross margin improvement.

North America adjusted gross margin(1) improved 60 basis points to 39.5% as compared to 38.9% in the fourth quarter of 2015. Gross margin improvements were primarily driven by operational improvements, pricing actions, and favorable mix, partially offset by product launch costs. North America adjusted operating margin(1) declined to 16.7% as compared to 16.8% in the fourth quarter of 2015 primarily driven by increased product launch expense.

International net sales decreased 6.2% to $146.1 million from $155.7 million in the fourth quarter of 2015. On a constant currency basis(1), International net sales increased 0.9%. GAAP gross margin was 50.6% as compared to 49.3% in the fourth quarter of 2015. GAAP operating margin was 18.2% as compared to 17.3% in the fourth quarter 2015, driven primarily by the increase in gross margin.

International adjusted gross margin(1) increased 150 basis points to 51.3% as compared to 49.8% in the fourth quarter of 2015. The increase in gross margin was primarily driven by operational improvements and channel mix. International adjusted operating margin(1) increased to 22.2% as compared to 20.0% in the fourth quarter of 2015, primarily driven by improved gross margin and lower operating expenses.

Corporate GAAP operating expense decreased 26.2% to $22.0 million from $29.8 million in the fourth quarter of 2015. In the fourth quarter of 2016, the Company recorded $1.6 million of restructuring costs and $3.8 million of benefit related to performance-based stock compensation. In the fourth quarter of 2015, the Company recorded $6.9 million of additional costs related to executive management transition, integration, and other costs. Corporate adjusted operating expense(1) increased 5.7% to $24.2 million as compared to $22.9 million in the fourth quarter of 2015.

Balance Sheet

As of December 31, 2016, the Company reported $65.7 million in cash and cash equivalents and $1.9 billion in total debt, as compared to $153.9 million in cash and cash equivalents and $1.5 billion in total debt as of December 31, 2015.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2017, the Company currently expects adjusted EBITDA(1) to range from $400 million to $450 million, which includes approximately $15 million of unfavorable commodity inflation and $12 million of unfavorable foreign currency impact.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

The Company also noted that its 2017 outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability.  The Company further noted that it is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2017 but would not impact adjusted EBITDA. These items that impact comparability may include restructuring activities, the impact of the recent termination of contracts with Mattress Firm, foreign currency exchange rates, income taxes, and other items. The unavailable information could have a significant impact on the Company’s full year 2017 GAAP financial results.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 16, 2017 at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2017 and performance generally for 2017 and subsequent periods. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the termination of the Company's relationship with Mattress Firm; risks associated with the Company's capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands, including TEMPUR®, Tempur-Pedic®, Sealy®, Sealy Posturepedic® and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2016	2015		2016	2015
Net sales	$769.5	$767.3	0.3%	$3,127.3	$3,151.2	(0.8)%
Cost of sales	450.1	454.2		1,817.9	1,902.3
Gross profit	319.4	313.1	2.0%	1,309.4	1,248.9	4.8%
Selling and marketing expenses	150.4	150.0		648.5	648.0
General, administrative and other expenses	70.6	79.4		278.2	322.0
Equity income in earnings of unconsolidated affiliates	(4.7)	(3.5)		(13.3)	(11.9)
Royalty income, net of royalty expense	(4.4)	(4.6)		(19.5)	(18.3)
Operating income	107.5	91.8	17.1%	415.5	309.1	34.4%

Other expense, net:
Interest expense, net	20.2	22.0		85.2	96.1
Loss on extinguishment of debt	—	—		47.2	—
Other (income) expense, net	(0.2)	0.2		(0.2)	12.9
Total other expense	20.0	22.2		132.2	109.0

Income before income taxes	87.5	69.6	25.7%	283.3	200.1	41.6%
Income tax provision	(26.6)	(81.8)		(86.8)	(125.4)
Net income (loss) before non-controlling interests	60.9	(12.2)	599.2%	196.5	74.7	163.1%
Less: Net (loss) income attributable to non-controlling interests	(2.5)	(0.9)		(5.6)	1.2
Net income (loss) attributable to Tempur Sealy International, Inc.	$63.4	$(11.3)	661.1%	$202.1	$73.5	175.0%

Earnings per common share:
Basic	$1.14	$(0.18)		$3.43	$1.19
Diluted	$1.12	$(0.18)	722.2%	$3.38	$1.17	188.9%
Weighted average common shares outstanding:
Basic	55.8	62.3		59.0	61.7
Diluted	56.5	62.3		59.8	62.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
(in millions)

	December 31, 2016	December 31, 2015
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$65.7	$153.9
Accounts receivable, net	345.1	379.4
Inventories, net	196.8	199.2
Prepaid expenses and other current assets	63.9	76.6
Total Current Assets	671.5	809.1
Property, plant and equipment, net	422.2	361.7
Goodwill	722.5	709.4
Other intangible assets, net	678.7	695.4
Deferred income taxes	22.5	12.2
Other non-current assets	185.2	67.7
Total Assets	$2,702.6	$2,655.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$219.3	$266.3
Accrued expenses and other current liabilities	250.1	254.0
Income taxes payable	5.8	11.2
Current portion of long-term debt	70.3	181.5
Total Current Liabilities	545.5	713.0
Long-term debt, net	1,817.8	1,273.3
Deferred income taxes	174.6	195.4
Other non-current liabilities	169.3	171.2
Total Liabilities	2,707.2	2,352.9

Redeemable non-controlling interest	7.6	12.4

Stockholders' (Deficit) Equity:
Common stock, $0.01 par value; 300.0 million shares authorized; 99.2 million shares issued as of December 31, 2016 and 2015	1.0	1.0
Additional paid in capital	492.8	463.4
Retained earnings	1,312.4	1,110.3
Accumulated other comprehensive loss	(121.4)	(110.1)
Treasury stock at cost; 44.8 million and 36.8 million shares as of December 31, 2016 and 2015, respectively	(1,700.0)	(1,174.4)
Total stockholders' (deficit) equity, net of non-controlling interests in subsidiaries	(15.2)	290.2
Non-controlling interest in subsidiaries	3.0	—
Total Stockholders' (Deficit) Equity	(12.2)	290.2
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' (Deficit) Equity	$2,702.6	$2,655.5

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended
	December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$196.5	$74.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73.3	71.4
Amortization of stock-based compensation	16.2	22.5
Amortization of deferred financing costs	3.5	20.3
Bad debt expense	4.2	6.9
Deferred income taxes	(31.1)	(21.3)
Dividends received from unconsolidated affiliates	10.8	9.1
Equity income in earnings of unconsolidated affiliates	(13.3)	(11.9)
Non-cash interest expense on 8.0% Sealy Notes	4.0	6.3
Loss on extinguishment of debt	47.2	—
Loss on sale of assets	1.3	1.5
Foreign currency adjustments and other	(0.5)	5.5
Changes in operating assets and liabilities
Accounts receivable	17.3	(35.3)
Inventories	1.5	10.7
Prepaid expenses and other assets	(124.4)	(58.7)
Accounts payable	(47.8)	46.1
Accrued expenses and other	3.5	90.3
Income taxes	3.3	(3.9)
Net cash provided by operating activities	165.5	234.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(62.4)	(65.9)
Proceeds from disposition of business and other	—	6.2
Net cash used in investing activities	(62.4)	(59.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	2,233.3	863.5
Repayments of borrowings under long-term debt obligations	(1,867.7)	(988.3)
Proceeds from exercise of stock options	15.7	20.4
Excess tax benefit from stock-based compensation	7.0	21.8
Treasury stock repurchased	(535.0)	(1.3)
Payment of deferred financing costs	(6.9)	(8.0)
Fees paid to lenders	(7.8)	—
Call premium on 2020 Senior Notes	(23.6)	—
Proceeds from purchase of treasury shares by CEO	—	5.0
Other	(0.1)	(3.8)
Net cash used in financing activities	(185.1)	(90.7)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(6.2)	7.6
(Decrease) increase in cash and cash equivalents	(88.2)	91.4
CASH AND CASH EQUIVALENTS, beginning of period	153.9	62.5
CASH AND CASH EQUIVALENTS, end of period	$65.7	$153.9

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2016 and 2015:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2016	2015	2016	2015	2016	2015
Retail (1)	$679.6	$694.4	$576.1	$580.1	$103.5	$114.3
Other (2)	89.9	72.9	47.3	31.5	42.6	41.4
	$769.5	$767.3	$623.4	$611.6	$146.1	$155.7

(1)	The Retail channel includes furniture and bedding retailers, department stores, specialty retailers and warehouse clubs.
(2)	The Other channel includes direct-to-consumer, third party distributors, hospitality and healthcare customers.

Summary of Product Sales

The following table highlights net sales information, by product and by business segment, for the three months ended December 31, 2016 and 2015:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2016	2015	2016	2015	2016	2015
Bedding (1)	$705.5	$699.1	$589.6	$574.7	$115.9	$124.4
Other (2)	64.0	68.2	33.8	36.9	30.2	31.3
	$769.5	$767.3	$623.4	$611.6	$146.1	$155.7

(1)	Bedding products include mattresses, foundations, and adjustable foundations.
(2)	Other products include pillows and various other comfort products.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under U.S. GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or total debt. The Company believes these non-GAAP measures provide investors with performance measures that better reflect the Company's underlying operations and trends, including trends in changes in margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which management does not consider to be the fundamental attributes or primary drivers of its business, including restructuring costs associated with headcount reductions and store closures, stock compensation benefits representing changes in estimate to reduce accumulated performance based stock compensation amortization, costs associated with the completion of the 2016 Credit Agreement and 2026 Senior Notes offering in the second quarter of 2016, costs associated with its 2013 acquisition of Sealy Corporation and its subsidiaries ("Sealy Acquisition") and the exclusion of other costs associated with the 2015 Annual Meeting (including executive management transition and retention compensation), legal settlements, and other costs.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and management incentive goals, and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income (loss) to adjusted net income and a calculation of adjusted EPS for the three months ended December 31, 2016 and 2015:

Please refer to Footnotes at the end of this release.

	Three Months Ended
(in millions, except per share amounts)	December 31, 2016	December 31, 2015
GAAP net income (loss)	$63.4	$(11.3)
Integration costs (1)	—	4.3
Executive management transition and retention compensation (2)	—	3.5
Pension settlement (3)	—	1.3
Restructuring costs (4)	8.3	11.1
Stock compensation benefit (5)	(3.8)	—
Redemption value adjustment on redeemable non-controlling interest (6)	—	(1.8)
Tax adjustments (7)	(1.4)	55.6
Adjusted net income	$66.5	$62.7

Adjusted earnings per common share, diluted	$1.18	$0.99

Diluted shares outstanding	56.5	63.1

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the year ended December 31, 2016 and 2015:

	Year Ended
(in millions, except per share amounts)	December 31, 2016	December 31, 2015
GAAP net income	$202.1	$73.5
Integration costs (1)	2.0	28.7
German legal settlement (8)	—	17.6
Executive management transition and retention compensation (2)	3.0	16.2
Restructuring costs (4)	8.3	13.5
Stock compensation benefit (5)	(3.8)	—
Interest expense and financing costs (9)	2.1	12.0
Other income (10)	—	(9.5)
2015 Annual Meeting costs (11)	—	6.3
Pension settlement (3)	—	1.3
Loss on extinguishment of debt (12)	47.2	—
Tax adjustments (7)	(18.5)	40.3
Adjusted net income	$242.4	$199.9

Adjusted earnings per share, diluted	$4.05	$3.19

Diluted shares outstanding	59.8	62.6

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended December 31, 2016:

	4Q 16
(in millions, except percentages)	Consolidated	Margin	North America (13)	Margin	International (14)	Margin	Corporate (15)
Net sales	$769.5		$623.4		$146.1		$—

Gross profit	$319.4	41.5%	$245.5	39.4%	$73.9	50.6%	$—
Adjustments	1.8		0.8		1.0		—
Adjusted gross profit	$321.2	41.7%	$246.3	39.5%	$74.9	51.3%	$—

Operating income (expense)	$107.5	14.0%	$102.9	16.5%	$26.6	18.2%	$(22.0)
Adjustments	4.5		0.9		5.8		(2.2)
Adjusted operating income (expense)	$112.0	14.6%	$103.8	16.7%	$32.4	22.2%	$(24.2)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended December 31, 2015:

	4Q 15
(in millions, except percentages)	Consolidated	Margin	North America (16)	Margin	International (17)	Margin	Corporate (18)
Net sales	$767.3		$611.6		$155.7		$—

Gross profit	$313.1	40.8%	$236.4	38.7%	$76.7	49.3%	$—
Adjustments	2.1		1.3		0.8		—
Adjusted gross profit	$315.2	41.1%	$237.7	38.9%	$77.5	49.8%	$—

Operating income (expense)	$91.8	12.0%	$94.7	15.5%	$26.9	17.3%	$(29.8)
Adjustments	19.4		8.3		4.2		6.9
Adjusted operating income (expense)	$111.2	14.5%	$103.0	16.8%	$31.1	20.0%	$(22.9)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the year ended December 31, 2016:

	FULL YEAR 2016
(in millions, except percentages)	Consolidated	Margin	North America (19)	Margin	International (14)	Margin	Corporate (20)
Net sales	$3,127.3		$2,570.1		$557.2		$—

Gross profit	$1,309.4	41.9%	$1,017.4	39.6%	$292.0	52.4%	$—
Adjustments	2.1		1.0		1.1		—
Adjusted gross profit	$1,311.5	41.9%	$1,018.4	39.6%	$293.1	52.6%	$—

Operating income (expense)	$415.5	13.3%	$411.8	16.0%	$102.7	18.4%	$(99.0)
Adjustments	9.5		1.6		5.8		2.1
Adjusted operating income (expense)	$425.0	13.6%	$413.4	16.1%	$108.5	19.5%	$(96.9)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the year ended December 31, 2015:

	FULL YEAR 2015
(in millions, except percentages)	Consolidated	Margin	North America (21)	Margin	International (22)	Margin	Corporate (23)
Net sales	$3,151.2		$2,577.2		$574.0		$—

Gross profit	$1,248.9	39.6%	$954.6	37.0%	$294.3	51.3%	$—
Adjustments	15.4		12.6		2.8		—
Adjusted gross profit	$1,264.3	40.1%	$967.2	37.5%	$297.1	51.8%	$—

Operating income (expense)	$309.1	9.8%	$335.6	13.0%	$98.9	17.2%	$(125.4)
Adjustments	64.7		25.5		8.8		30.4
Adjusted operating income (expense)	$373.8	11.9%	$361.1	14.0%	$107.7	18.8%	$(95.0)

EBITDA, Adjusted EBITDA and Consolidated funded debt less qualified cash

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported GAAP net income (loss) to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2016 and 2015:

	Three Months Ended
(in millions)	December 31, 2016	December 31, 2015
GAAP net income (loss)	$63.4	$(11.3)
Interest expense	20.2	22.0
Income taxes	26.6	81.8
Depreciation and amortization	19.9	22.6
EBITDA	$130.1	$115.1
Adjustments:
Integration costs (1)	—	4.3
Executive management transition and retention compensation (2)	—	3.4
Pension settlement (3)	—	1.3
Restructuring costs (4)	7.8	9.7
Redemption value adjustment on redeemable non-controlling interest, net of tax (6)	—	(1.1)
Adjusted EBITDA	$137.9	$132.7

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2016 and 2015:

	Year Ended
(in millions)	December 31, 2016	December 31, 2015
GAAP net income	$202.1	$73.5
Interest expense	85.2	96.1
Loss on extinguishment of debt	47.2	—
Income taxes	86.8	125.4
Depreciation and amortization	89.5	93.9
EBITDA	$510.8	$388.9
Adjustments:
Restructuring costs (4)	7.8	11.9
Integration costs (1)	2.0	28.6
Executive management transition and retention compensation (2)	1.0	10.7
Pension settlement (3)	—	1.3
Other income (10)	—	(9.5)
German legal settlement (8)	—	17.6
2015 Annual Meeting costs (11)	—	6.3
Adjusted EBITDA	$521.6	$455.8

Consolidated funded debt less qualified cash	$1,879.5	$1,358.3

Ratio of consolidated funded debt less qualified cash to Adjusted EBITDA	3.60 times	2.98 times

Under the Company's 2016 Credit Agreement, adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2016 and 2015, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the Company's 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.60 times for the trailing twelve months ending December 31, 2016. The Company's current senior credit facility (the "2016 Credit Agreement") requires the Company to maintain a ratio of consolidated funded debt less qualified cash to Adjusted EBITDA of less than 5.00:1.00 times.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2016 and 2015. "Consolidated funded debt" and "qualified cash" are terms used in the Company's 2016 Credit Agreement and the Company's prior senior credit facility (the "2012 Credit Agreement") for purposes of certain financial covenants.

(in millions)	December 31, 2016	December 31, 2015
Total debt, net	$1,888.1	$1,454.8
Plus: Deferred financing costs (24)	12.9	24.8
Total debt	1,901.0	1,479.6
Plus: Letters of credit outstanding	23.0	19.8
Consolidated funded debt	$1,924.0	$1,499.4
Less:
Domestic qualified cash (25)	12.7	121.8
Foreign qualified cash (25)	31.8	19.3
Consolidated funded debt less qualified cash	$1,879.5	$1,358.3

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy Acquisition.

(2)	Executive management transition and retention compensation represents certain costs associated with the transition of certain of the Company's executive officers following the 2015 Annual Meeting.
(3)	Pension settlement represents pension expense recorded in conjunction with a settlement offered to terminated, vested participants in a defined benefit pension plan.
(4)	Restructuring costs represents costs associated with headcount reduction and store closures.
(5)
Stock compensation benefit represents the fourth quarter change in estimate to reduce accumulated performance based stock compensation amortization to actual cost based on financial results for the year ended December 31, 2016.

(6)
As of December 31, 2015, the redemption value exceeded the accumulated earnings of the Company's redeemable non-controlling interest in Comfort Revolution, LLC. The redemption value adjustment on redeemable non-controlling interest represents a $1.1 million adjustment, net of tax, to decrease the carrying value of the Company's redeemable non-controlling interest in Comfort Revolution LLC.

(7)	Tax adjustments represents adjustments associated with the aforementioned items and other discrete income tax events.
(8)
German legal settlement represents the previously announced €15.5 million ($17.6 million) settlement the Company reached in 2015 with the German Foreign Cartel Office ("FCO") to fully resolve the FCO's antitrust investigation, and related legal fees.

(9)
Interest expense and financing costs in 2015 represents non-cash interest costs related to the accelerated amortization of deferred financing costs associated with the $493.8 million voluntary prepayment of the Company’s term loans, subsequent to the issuance by the Company of $450 million aggregate principal amount of 5.625% senior notes due 2023. Interest expense in 2016 represents incremental interest incurred upon the senior notes due 2026 sold in the second quarter of 2016 and the senior notes due 2020, which were repaid with the proceeds of the new senior notes due 2026.

(10)	Other income includes income from a partial settlement of a legal dispute.
(11)	2015 Annual Meeting costs represent additional costs related to the Company's 2015 Annual Meeting and related issues.
(12)	Loss on extinguishment of debt represents costs associated with the completion of a new credit facility and senior notes offering in the second quarter of 2016.
(13)	Adjustments for the North America business segment represents restructuring costs primarily related to the early termination of certain leased facilities.
(14)	Adjustments for the International business segment represents restructuring costs related to headcount reduction and store closures.
(15)
Adjustments for Corporate are primarily related to stock compensation benefit, which represents the reduction of performance based stock compensation amortization based on financial results for the year ended December 31, 2016. This benefit is offset by restructuring costs related to headcount reductions.

(16)
Adjustments for the North America business segment represents integration costs, which include compensation costs, professional fees and other charges related to the transition of manufacturing facilities and distribution network, and other costs to support the continued alignment of the North America business segment related to the Sealy Acquisition, certain restructuring costs, pension settlement costs as well as executive management retention compensation incurred in connection with executive management transition.

(17)
Adjustments for the International business segment represents certain restructuring costs as well as executive management retention compensation incurred in connection with executive management transition.

(18)
Adjustments for Corporate represents integration costs which include legal fees, professional fees and other charges to align the business related to the Sealy Acquisition, certain restructuring costs as well as executive management transition expense and related retention compensation.

(19)
Adjustments for the North America business segment represents integration costs, which include professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs to support the continued alignment of the North America business related to the Sealy Acquisition. In addition, restructuring costs were incurred for the early termination of certain leased facilities.

(20)
Adjustments for Corporate represents executive management transition and retention costs, integration costs which include professional fees and other charges to align the business related to the Sealy Acquisition, and restructuring costs related to headcount reductions . In addition, the Company recognized a stock compensation benefit, which represents the reduction of performance based stock compensation amortization based on financial results for the year ended December 31, 2016.

(21)
Adjustments for the North America business segment represent integration costs, which include professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs to support the continued alignment of the North America business related to the Sealy Acquisition, certain restructuring costs, pension settlement costs, as well as executive management transition and retention costs.

(22)	Adjustments for the International business segment represent certain restructuring costs, as well as executive management transition and retention costs.
(23)
Adjustments for Corporate represent executive management transition and retention costs, integration costs which include professional fees and other charges to align the business related to the Sealy Acquisition, certain restructuring costs, as well as executive management transition and retention costs.

(24)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Consolidated Balance Sheets. For purposes of determining total debt for financial covenants, the Company has added these costs back to total debt, net as calculated per the Consolidated Balance Sheet.

(25)
Qualified cash as defined in the 2016 Credit Agreement and 2012 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.